Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

N100 WELL EXPERIENCES BLOW-OUT

September 13, 2004 – Tbilisi, Georgia — CanArgo Energy Corporation (OSE: CNR; AMEX: CNR) today announced that its N100 well on the Ninotsminda Field in Georgia had experienced a blow-out on September 10, 2004. There are no current reports of any injuries or material damage to property.

The N100 well, which was originally drilled as an exploration well for the Cretaceous reservoir, reached TD at 16,165 feet (4,927 metres) in 2002. Subsequently the well was sidetracked as a horizontal producer in the shallower Middle Eocene section, and well maintenance activities were underway in preparation for a further horizontal wellbore from this well, to be drilled as part of the recently announced under balanced coiled tubing drilling program, when the blow-out occurred.

Currently the well is flowing a considerable amount of oil and gas under what appears to be significant pressure. It is presently unclear from which interval the flow is coming. Measures to control the situation have already resulted in a reduction of the flow, and one of the world’s leading well control specialists is scheduled to arrive today to assist in capping the well.

A Registration Statement relating to our securities has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CanArgo Energy Corporation,
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

NORWAY	USA
Regina Jarstein	Michael Wachs
Gambit H&K AS	CEOcast.com
Tel: + 47 95213451	Tel: + 1 212 732 4300